EXHIBIT 10.1

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

“Participant”:

“Date of Award”:

This Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1. Grant of Restricted Stock

The Company hereby grants to the Participant Restricted Stock consisting of              restricted Shares in the manner and subject to the terms and conditions of the Plan and this Agreement.

2. Vesting of Restricted Stock

The Participant shall be 100% vested in the Restricted Stock effective as of the Date of Award.

3. Miscellaneous

(a) This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any of the Restricted Stock as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c) The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(d) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant

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